Exhibit 99.1

Reed’s Announces Organizational and Leadership Updates to Support Growth and Optimization Initiatives

Appoints Veteran Luxury and Spirits Marketer Tina Reejsinghani as CMO to Lead Next Phase of Brand Growth

Norwalk, CT (September 12, 2025) – Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced a series of organizational and leadership updates aimed to enhance its operational efficiency and position the Company for long-term success.

Following a careful evaluation of its organizational structure and long-term priorities, Reed’s has concluded that a corporate reorganization was necessary. This step, while not taken lightly, is part of a broader strategic realignment designed to strengthen the Company’s foundation for future growth. In tandem with this effort, Reed’s is advancing key investments to bolster its commercial strategy — including the development of a dedicated field sales organization aimed at enhancing go-to-market execution, deepening customer relationships, and expanding revenue opportunities.

As part of this transformation, Reed’s has also appointed a new Chief Marketing Officer, Tina Reejsinghani. With over two decades of global marketing leadership in luxury, spirits, and lifestyle brands, Tina brings a proven track record of building iconic consumer franchises, driving category innovation, and delivering award-winning campaigns that translate into commercial success. Most recently serving as Vice President of Luxury Brands at Rémy Cointreau, she led marketing and commercial teams across the Americas, delivering 30% year-over-year growth for a $500 million Cognac portfolio and spearheading landmark campaigns featuring cultural icons like Usher and Serena Williams. Tina’s deep expertise in brand storytelling, experiential marketing, and high-impact partnerships will play a pivotal role as Reed’s enters its next phase of growth and brand expansion.

“This is an important moment for Reed’s as we take bold steps to evolve our organization and build a solid foundation for long-term growth,” said Cyril Wallace, CEO of Reed’s. “We believe the changes we’re making will enable us to operate with greater focus, unlock new channels for distribution, and position the Company for growth and profitability. I’m especially excited to welcome Tina Reejsinghani as our new Chief Marketing Officer. Her exceptional track record in building global brands and leading high-impact marketing strategies make her the ideal marketing leader to elevate Reed’s as we enhance our go-to-market approach.”

Additionally, the Company’s Chief Commercial Officer, Chris Burleson, has tendered his resignation effective September 12, 2025. Chris, who joined Reed’s in February 2023, will continue to be available as a resource to ensure a smooth transition.

Wallace added, “I’d like to personally thank Chris for his invaluable contributions to the business since joining Reed’s in 2023. During his tenure as Chief Commercial Officer, he played a pivotal role in driving strategic growth initiatives and strengthening our commercial operations. We wish him the best in his future endeavors.”

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and better-for-you sodas. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 32,000 stores nationwide.

Reed’s is known as America’s original ginger beer brand. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to- drink ginger mules and hard ginger ales in both classic and zero sugar varieties. The brand also recently launched a new functional soda line featuring adaptogenic ingredients.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and Cola.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, or caffeine.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements. These forward- looking statements are typically identified by terms such as “aim,” “believe,” “look forward to,” “can,” “will,” “realize,” “deliver,” and similar expressions. Forward-looking statements include, but are not limited to, statements about the anticipated benefits of our strategic initiatives and investments, and our ability to achieve our strategic objectives, expand our business and generate long-term value. These forward-looking statements are based on current expectations. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to: our ability to compete successfully; our ability to manage growth, including the expansion of our business to markets in Asia; our ability to refinance our credit facility on favorable terms, or at all; risks associated with new product releases; the impacts of inflation; risks that customer demand may fluctuate or decrease; our ability to attract and retain qualified management and personnel; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, co-packers and distributors; our ability to continue to innovate; protection of intellectual property; inventory shortages or write-offs; general political or destabilizing events, including the wars in Ukraine and Israel; the effect of evolving domestic and foreign government regulations, including those addressing tariffs, data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on March 28, 2025, as amended by Reed’s quarterly report on Form 10-Q for the period ended June 30, 2025 filed on August 13, 2025. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

ir@reedsinc.com

(720) 330-2829